Exhibit 10.16

AMENDMENT TO CHANGE OF CONTROL AGREEMENT

This Amendment to Change of Control Agreement (“Amendment”), is dated as of February 4, 2004 (“Effective Date”), by and between Edward F. Giles, Jr., whose address is 3 Harlow Pond Court, Franklin, Massachusetts 02038 (“Executive”) and BJ’s Wholesale Club, Inc., a Delaware corporation, the principal office of which is in Natick, Massachusetts (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive are parties to that certain Change of Control Severance Agreement dated September 9, 2002 (“Change of Control Agreement”);

WHEREAS, the Company and the Executive desire to amend certain provisions of the Change of Control Agreement hereby;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the Company and the Executive, intending to be legally bound, do hereby agree to amend the Change of Control Agreement as follows:

Section 1.2 of the Agreement is amended to read in its entirety as follows:

1.2 Benefits Following Qualified Termination of Employment. Executive shall be entitled to the following benefits upon a Qualified Termination:

(a) Within 30 days following the Date of Termination, the Company shall pay to Executive the following in a lump sum:

(i) an amount equal to two and one-half times Executive’s Base Salary for one year at the rate in effect immediately prior to the Date of Termination or, if higher, the Control Event (or if Executive’s Base Salary was reduced within 180 days before the commencement of a Standstill Period, the rate in effect immediately prior to such reduction), plus the accrued and unpaid portion of Executive’s Base Salary through the Date of Termination. Any payments made to Executive under any long term disability plan of the Company with respect to the two and one-half years following termination of employment shall be offset against such two and one-half times Base Salary payment. Executive shall promptly make reimbursement payments to the Company to the extent any such disability payments are received by Executive after the Base Salary payment; and

(ii) an amount equal to two and one-half times Executive’s automobile allowance for one year at the rate in effect immediately prior to the Date of Termination or, if higher, the Control Event (or if such automobile allowance was reduced within 180 days before the commencement of a Standstill Period, the rate in effect immediately prior to such reduction unless such reduction was offset by an increase in Base Salary during such

180-day period), plus any portion of Executive’s automobile allowance payable but unpaid through the Date of Termination; and

(iii) an amount equal to two and one-half times the Target Bonus amount, as defined and determined under Section 1.1(a) above without any fractional adjustment.

(b) For a period of thirty (30) months after the Date of Termination, the Company shall maintain in full force and effect for the continued benefit of Executive and Executive’s family all life insurance and medical insurance (other than long-term disability) plans and programs in which Executive was entitled to participate immediately prior to the Control Event (or if Executive’s title was changed to a level below that of Executive’s Current Title within 180 days before the commencement of a Standstill Period, all such plans and programs in which Executive was entitled to participate immediately prior to such change, if the benefits thereunder are greater), provided that Executive’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that participation in such plans or programs is not available to Executive for any reason, including termination of the plan, the Company shall arrange upon comparable terms to provide Executive with benefits substantially similar to those which Executive is entitled to receive under such plans and programs. Notwithstanding the foregoing, the Company’s obligations hereunder with respect to life insurance or medical insurance plans and programs shall be deemed satisfied to the extent (but only to the extent) of any such insurance coverage or benefits provided by another employer.

(c) If Qualified Termination occurs by reason of Disability, the Company shall maintain in full force and effect for the continued benefit of Executive, disability benefits and/or disability insurance at the same level to which Executive was entitled immediately prior to the Qualified Termination.

The Change of Control Agreement, as modified by this Amendment, sets forth the understanding of the parties hereto with respect to the subject matter hereof and all other terms and conditions of the Change of Control Agreement not modified or amended hereby shall remain and are in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

BJ’S WHOLESALE CLUB, INC.

Attest:	/s/ Kellye L. Walker	By:	/s/ Michael T. Wedge
Michael T. Wedge, President and Chief Executive Officer

Witness:	/s/ Mary T. Slattery	By:	/s/ Edward F. Giles, Jr.
Edward F. Giles, Jr.

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